SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549






                                 FORM 8-K

                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):   October 22, 1996


             SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)


   Connecticut                1-9157                   06-1157778
(State or other             (Commission             (I.R.S. Employer
jurisdiction of              File Number)            Identification No.)
incorporation)


227 Church Street, New Haven, Connecticut              06510
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (203)  771-5200


                             Not Applicable
        (Former name or former address, if changed since last report)









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Item 5. Other Events.

    The registrant ("SNET") announced today that third quarter net income for 1996 was $46 million compared with $41 million for the same period last year. Earnings per share for the quarter were up 9 percent to $0.70 from $0.64 in the third quarter of 1995. Consolidated revenues and sales for the third quarter were up 5 percent to $488 million.

    SNET and The Woodbury Telephone Company ("Woodbury") also announced today that they have reached an agreement in principle under which SNET will acquire the remaining 63.5% of outstanding Woodbury commmon shares not currently owned by SNET for an aggregate consideration of about $30.0 million. Under terms of the agreement, common shareholders of Woodbury would exchange each outstanding Woodbury common share for an amount of SNET common shares having a market value of $43.00 at the closing of the transaction, subject to certain conditions. The transaction, which is expected to qualify as a tax-free exchange under the Internal Revenue Code, is expected to close by mid-1997.

    The agreement is subject to the approval of the shareholders of Woodbury, as well as the approvals of the Connecticut Department of Public Utility Control, the Federal Communications Commission and the U.S. Department of Justice.

    The news releases providing these announcements are filed as exhibits hereto and are incorporated herein by reference.

Item 7. Financial Statements, Pro forma Financial
         Information and Exhibits.

    Exhibit 20.1 News release issued October 22, 1996 announcing SNET third quarter earnings.

    Exhibit 20.2 News release issued October 22, 1996 announcing the proposed acquisition of Woodbury by SNET.























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                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          SOUTHERN NEW ENGLAND
                                          TELECOMMUNICATIONS CORPORATION



Dated:  October 22, 1996                 By:     /s/Madelyn M. DeMatteo
                                                    Madelyn M. DeMatteo
                                                        Secretary









































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           SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

                                 FORM 8-K

                              EXHIBIT INDEX




     Exhibit
     Number


      20.1 News release issued October 22, 1996 announcing SNET third quarter earnings.

      20.2 News release issued October 22, 1996 announcing the proposed acquisition of Woodbury by SNET.